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                         JARDEN CORPORATION SUBSIDIARIES

1.       Alltrista Limited, a Canadian company

2.       Alltrista Newco Corporation, an Indiana corporation

3.       Alltrista Plastics Corporation, an Indiana corporation

4.       Alltrista Zinc Products, L.P., an Indiana limited partnership

5.       Bernardin, Limited, a Canadian company

6.       Desarrollo Industrial Fitec S.A. de C.V., a Mexican company

7.       Hearthmark, LLC, a Delaware limited liability company

8.       Lehigh Consumer Products Corporation, a Pennsylvania corporation

9.       O.W.D., Incorporated, a New York corporation

10.      Quoin, LLC, a Delaware limited liability company

11.      Tilia, Inc., a Delaware corporation

12.      Tilia Direct, Inc., a Delaware corporation

13.      Tilia International, Inc., a Delaware corporation

14.      TriEnda Corporation, an Indiana corporation

15.      Tupper Lake Plastics, Incorporated, a New York corporation

16.      Unimark Plastics Limited, a United Kingdom company (Wales)

17.      X Properties, LLC, a Delaware limited liability company